As filed with the Securities and Exchange Commission on September 13, 2004

Registration Statement No. 333-117344

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

NO. 1 to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PERINI CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	1542	04-1717070
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

73 Mt. Wayte Avenue

Framingham, MA 01701

(508) 628-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Robert Band

President and Chief Operating Officer

Perini Corporation

73 Mt. Wayte Avenue

Framingham, MA 01701

(508) 628-2000

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Richard A. Soden, Esq.

Robert P. Whalen, Jr., Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

(617) 570-1000

Fax: (617) 523-1231

Approximate date of commencement of proposed sale to public:    From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-117344

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

EXPLANATORY NOTE

We are filing this Post-Effective Amendment No. 1 pursuant to Rule 462(d) of the Securities Act of 1933, as amended, for the sole purpose of filing additional exhibits to Registration Statement No. 333-117344, and accordingly, it shall become effective immediately upon filing with the Securities and Exchange Commission.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

*1.1	Form of Underwriting Agreement.

3.1	Restated Articles of Organization (incorporated by reference to Exhibit 4 to Form S-2 (File No. 33-28401)).

3.2	Articles of Amendment to the Restated Articles of Organization of Perini Corporation (incorporated by reference to Exhibit 3.2 of Form S-1 (File No. 333-111338)).

3.3	Articles of Amendment to the Articles of Organization of Perini Corporation (incorporated by reference to Exhibit 3.1 to Form 8-K filed on April 12, 2000).

3.4	Amended and Restated Bylaws of Perini Corporation (incorporated by reference to Exhibit 3.2 of Form 8-K filed on February 14, 1997 (File No. 001-06314)).

3.5	Amendment No. 1 to the Amended and Restated Bylaws of Perini Corporation (incorporated by reference to Exhibit 3.2 to Form 8-K filed on April 12, 2000).

4.1	Certificate of Vote of Directors Establishing a Series of a Class of Stock determining the relative rights and preferences of the $21.25 Convertible Exchangeable Preferred Stock (incorporated by reference to Exhibit 4(a) to the Registration Statement on Form S-2 (File No. 33-14434)).

4.2	Certificate of Vote of Directors Establishing a Series of a Class of Stock determining the relative rights and preferences of the Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 4.2 of Form S-1 (File No. 333-111338)).

4.3	Form of Deposit Agreement, including form of Depositary Receipt (incorporated by reference to Exhibit 4(b) to the Registration Statement on Form S-2 (File No. 33-14434)).

4.4	Form of Indenture with respect to the 8 1/2% Convertible Subordinated Debentures Due June 15, 2012, including form of Debenture (incorporated by reference to Exhibit 4(c) to the Registration Statement on Form S-2 (File No. 33-14434)).

4.5	Shareholder Rights Agreement dated as of September 23, 1988, as amended and restated as of May 17, 1990, as amended and restated as of January 17, 1997, between Perini Corporation and State Street Bank and Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.4 to Amendment No. 1 to the Registration Statement on Form 8-A/A (File No. 001-06314)).

4.6	Amendment dated March 29, 2000 to the Shareholder Rights Agreement (incorporated by reference to Exhibit 4.3 to Form 8-K filed on April 12, 2000).

4.7	Exchange Agreement by and between Perini Corporation and PB Capital Partners, L.P., dated as of February 14, 2000 (incorporated by reference to Exhibit 10.2 to Form 8-K filed on April 12, 2000).

4.8	Registration Rights Agreement by and among Perini Corporation, Tutor-Saliba Corporation, Ronald N. Tutor, O&G Industries, Inc. and National Union Fire Insurance Company of Pittsburgh, Pa., BLUM Capital Partners, L.P., PB Capital Partners, L.P., The Common Fund for Non-Profit Organizations, and The Union Labor Life Insurance Company, acting on behalf of its Separate Account P, dated as of March 29, 2000 (incorporated by reference to Exhibit 4.1 to Form 8-K filed on April 12, 2000).

Exhibit Number	Description

4.9	Shareholders’ Agreement by and among Perini Corporation, Tutor-Saliba Corporation, Ronald N. Tutor, O&G Industries, Inc. and National Union Fire Insurance Company of Pittsburgh, Pa., BLUM Capital Partners, L.P., PB Capital Partners, L.P., The Common Fund for Non-Profit Organizations, and The Union Labor Life Insurance Company, acting on behalf of its Separate Account P, dated as of March 29, 2000 (incorporated by reference to Exhibit 4.2 to Form 8-K filed on April 12, 2000).

4.10	Form of Warrant to purchase an aggregate of 420,000 shares of common stock of Perini Corporation, dated January 17, 1997 issued to former lenders of Perini Corporation (incorporated by reference to Exhibit 4.13 of Form S-1 (File No. 333-111338)).

4.11	Letter Agreement by and among Perini Corporation, Blum Capital Partners, L.P., PB Capital Partners, L.P. and The Common Fund for Non-Profit Organizations, dated as of December 1, 2003 (incorporated by reference to Exhibit 4.14 of Form S-1 (File No. 333-111338)).

4.12	Warrantholders Rights Agreement by and among Perini Corporation and the former lenders of Perini Corporation, dated January 17, 1997 (incorporated by reference to Exhibit 4.15 of Form S-1 (File No. 333-111338)).

4.13	Securityholders Agreement by and among Perini Corporation, PB Capital Partners, L.P., The Union Labor Life Insurance Company Separate Account P, The Common Fund for Non-Profit Organizations, for the Account of its Equity Fund and the Initial Warrantholders (as defined therein), dated as of January 17, 1997 (incorporated by reference to Exhibit 4.16 of Form S-1 (File No. 333-111338)).

**5.1	Opinion of Goodwin Procter LLP as to the legality of the securities.

10.1	Perini Corporation Amended and Restated (2004) General Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 of Form S-1 (File No. 333-111338)).

10.2	Perini Corporation Amended and Restated (2004) Construction Business Unit Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 of Form S-1 (File No. 333-111338)).

10.3	Management Agreement dated as of January 17, 1997 by and among the Company, Ronald N. Tutor and Tutor-Saliba Corporation (incorporated by reference to Exhibit 10.16 to Perini Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003).

10.4	Amendment No. 1 dated as of December 23, 1998 to the Management Agreement by and among the Company, Ronald N. Tutor and Tutor-Saliba Corporation (incorporated by reference to Exhibit 10.4 of Form S-1 (File No. 333-111338)).

10.5	Amendment No. 2 dated as of December 31, 1999 to the Management Agreement by and among the Company, Ronald N. Tutor and Tutor-Saliba Corporation (incorporated by reference to Exhibit 10.31 to Perini Corporation’s Quarterly Report on Form 10-Q for the first quarter ended March 31, 2000 filed on May 9, 2000).

10.6	Amendment No. 3 dated as of December 31, 2000 to the Management Agreement by and among the Company, Ronald N. Tutor and Tutor-Saliba Corporation (incorporated by reference to Exhibit 10.6 of Form S-1 (File No. 333-111338)).

10.7	Amendment No. 4 dated as of December 31, 2001 to the Management Agreement by and among the Company, Ronald N. Tutor and Tutor-Saliba Corporation (incorporated by reference to Exhibit 10.36 to Perini Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003).

Exhibit Number	Description

10.8	Amendment No. 5 dated as of December 31, 2002 to the Management Agreement by and among the Company, Ronald N. Tutor and Tutor-Saliba Corporation (incorporated by reference to Exhibit 10.8 of Form S-1 (File No. 333-111338)).

10.9	1982 Stock Option and Long Term Performance Incentive Plan, as amended (incorporated by reference to Exhibit 10.9 of Form S-1 (File No. 333-111338)).

10.10	Special Equity Incentive Plan (incorporated by reference to Exhibit A to Perini Corporation’s Proxy Statement for the Annual Meeting of Stockholders dated April 19, 2000).

10.11	2004 Perini Corporation Stock Option and Incentive Plan (incorporated by reference to Exhibit D to Perini Corporation’s Proxy Statement for the Annual Meeting of Stockholders dated April 20, 2004).

10.12	Securities Purchase Agreement by and among Perini Corporation and Tutor-Saliba Corporation, O&G Industries, Inc. and National Union Fire Insurance Company of Pittsburgh, PA, dated as of February 5, 2000 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on February 9, 2000).

10.13	Promissory Note dated as of September 6, 2000 by and among Mt. Wayte Realty, LLC (a wholly-owned subsidiary of Perini Corporation) and The Manufacturers Life Insurance Company (U.S.A.) (incorporated by reference to Exhibit 10.34 to Perini Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2000 filed on November 6, 2000).

10.14	Credit Agreement dated January 23, 2002 among Perini Corporation, Fleet National Bank, as Administrative Agent, Fleet National Bank, as Arranger, and the Lenders Party Hereto (incorporated by reference to Exhibit 10.35 to Perini Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001 filed on March 21, 2002).

10.15	Stock Purchase and Sale Agreement dated December 16, 2002 by and among the Company, James A. Cummings, Inc., James A. Cummings, William R. Derrer and Michael F. Lanciault (incorporated by reference to Exhibit 10.37 to Perini Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003).

10.16	Employment Agreement dated January 23, 2003 by and among the Company, James A. Cummings, Inc. and James A. Cummings (incorporated by reference to Exhibit 10.38 to Perini Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003).

10.17	First Amendment and Waiver dated February 14, 2003 to Credit Agreement among Perini Corporation, Fleet National Bank, as Administrative Agent, and the Lenders (incorporated by reference to Exhibit 10.39 to Perini Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003).

10.18	Second Amendment dated November 5, 2003 to Credit Agreement among Perini Corporation, Fleet National Bank, as Administrative Agent, and the Lenders (incorporated by reference to Exhibit 10.17 of Form S-1 (File No. 333-111338)).

10.19	Amendment No. 6 dated as of January 1, 2004 to the Management Agreement by and among the Company, Ronald N. Tutor and Tutor-Saliba Corporation (incorporated by reference to Exhibit 10.18 of Form S-1 (File No. 333-111338)).

10.20	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.19 of Form S-1 (File No. 333-111338)).

10.21	Third Amendment dated January 31, 2004 to Credit Agreement among Perini Corporation, Fleet National Bank, as Administrative Agent, and the Lenders (incorporated by reference to Exhibit 10.20 of Form S-1 (File No. 333-111338)).

Exhibit Number	Description

10.22	Letter Agreement by and among Perini Corporation, Blum Capital Partners, L.P., PB Capital Partners, L.P., The Common Fund for Non-Profit Organizations, National Union Fire Insurance Company of Pittsburgh, Pa., and The Union Labor Life Insurance Company, acting on behalf of its Separate Account P, dated March 16, 2004 (incorporated by reference to Exhibit 10.21 of Form S-1 (File No. 333-111338)).

**21.1	List of Subsidiaries.

**23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1 hereto).

**23.2	Consent of Deloitte & Touche LLP.

**24.1	Power of Attorney (included on signature page).

*	Filed herewith.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Framingham, Commonwealth of Massachusetts, on September 13, 2004.

PERINI CORPORATION

By:	/s/ ROBERT BAND
Robert Band President and Chief Operating Officer

Pursuant to the requirement of the Securities Act of 1933, as amended, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Ronald N. Tutor	Chairman and Chief Executive Officer and Director (Principal Executive Officer)	September 13, 2004

/s/ ROBERT BAND Robert Band	President, Chief Operating Officer and Director	September 13, 2004

* Michael E. Ciskey	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 13, 2004

Peter Arkley	Director

* James A. Cummings	Director	September 13, 2004

Frederick Doppelt	Director

Signature	Title	Date

* Robert A. Kennedy	Director	September 13, 2004

* Michael R. Klein	Director	September 13, 2004

* Raymond R. Oneglia	Director	September 13, 2004

Martin Shubik	Director

*By:	/S/ ROBERT BAND
Robert Band Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description
*1.1	Form of Underwriting Agreement .

3.1	Restated Articles of Organization (incorporated by reference to Exhibit 4 to Form S-2 (File No. 33-28401)).

3.2	Articles of Amendment to the Restated Articles of Organization of Perini Corporation (incorporated by reference to Exhibit 3.2 of Form S-1 (File No. 333-111338)).

3.3	Articles of Amendment to the Articles of Organization of Perini Corporation (incorporated by reference to Exhibit 3.1 to Form 8-K filed on April 12, 2000).

3.4	Amended and Restated Bylaws of Perini Corporation (incorporated by reference to Exhibit 3.2 of Form 8-K filed on February 14, 1997 (File No. 001-06314)).

3.5	Amendment No. 1 to the Amended and Restated Bylaws of Perini Corporation (incorporated by reference to Exhibit 3.2 to Form 8-K filed on April 12, 2000).

4.1	Certificate of Vote of Directors Establishing a Series of a Class of Stock determining the relative rights and preferences of the $21.25 Convertible Exchangeable Preferred Stock (incorporated by reference to Exhibit 4(a) to the Registration Statement on Form S-2 (File No. 33-14434)).

4.2	Certificate of Vote of Directors Establishing a Series of a Class of Stock determining the relative rights and preferences of the Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 4.2 of Form S-1 (File No. 333-111338)).

4.3	Form of Deposit Agreement, including form of Depositary Receipt (incorporated by reference to Exhibit 4(b) to the Registration Statement on Form S-2 (File No. 33-14434)).

4.4	Form of Indenture with respect to the 8 1/2% Convertible Subordinated Debentures Due June 15, 2012, including form of Debenture (incorporated by reference to Exhibit 4(c) to the Registration Statement on Form S-2 (File No. 33-14434)).

4.5	Shareholder Rights Agreement dated as of September 23, 1988, as amended and restated as of May 17, 1990, as amended and restated as of January 17, 1997, between Perini Corporation and State Street Bank and Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.4 to Amendment No. 1 to the Registration Statement on Form 8-A/A (File No. 001-06314)).

4.6	Amendment dated March 29, 2000 to the Shareholder Rights Agreement (incorporated by reference to Exhibit 4.3 to Form 8-K filed on April 12, 2000).

4.7	Exchange Agreement by and between Perini Corporation and PB Capital Partners, L.P., dated as of February 14, 2000 (incorporated by reference to Exhibit 10.2 to Form 8-K filed on April 12, 2000).

4.8	Registration Rights Agreement by and among Perini Corporation, Tutor-Saliba Corporation, Ronald N. Tutor, O&G Industries, Inc. and National Union Fire Insurance Company of Pittsburgh, Pa., BLUM Capital Partners, L.P., PB Capital Partners, L.P., The Common Fund for Non-Profit Organizations, and The Union Labor Life Insurance Company, acting on behalf of its Separate Account P, dated as of March 29, 2000 (incorporated by reference to Exhibit 4.1 to Form 8-K filed on April 12, 2000).

4.9	Shareholders’ Agreement by and among Perini Corporation, Tutor-Saliba Corporation, Ronald N. Tutor, O&G Industries, Inc. and National Union Fire Insurance Company of Pittsburgh, Pa., BLUM Capital Partners, L.P., PB Capital Partners, L.P., The Common Fund for Non-Profit Organizations, and The Union Labor Life Insurance Company, acting on behalf of its Separate Account P, dated as of March 29, 2000 (incorporated by reference to Exhibit 4.2 to Form 8-K filed on April 12, 2000).

4.10	Form of Warrant to purchase an aggregate of 420,000 shares of common stock of Perini Corporation, dated January 17, 1997 issued to former lenders of Perini Corporation (incorporated by reference to Exhibit 4.13 of Form S-1 (File No. 333-111338)).

Exhibit Number	Description
4.11	Letter Agreement by and among Perini Corporation, Blum Capital Partners, L.P., PB Capital Partners, L.P. and The Common Fund for Non-Profit Organizations, dated as of December 1, 2003 (incorporated by reference to Exhibit 4.14 of Form S-1 (File No. 333-111338)).

4.12	Warrantholders Rights Agreement by and among Perini Corporation and the former lenders of Perini Corporation, dated January 17, 1997 (incorporated by reference to Exhibit 4.15 of Form S-1 (File No. 333-111338)).

4.13	Securityholders Agreement by and among Perini Corporation, PB Capital Partners, L.P., The Union Labor Life Insurance Company Separate Account P, The Common Fund for Non-Profit Organizations, for the Account of its Equity Fund and the Initial Warrantholders (as defined therein), dated as of January 17, 1997 (incorporated by reference to Exhibit 4.16 of Form S-1 (File No. 333-111338)).

**5.1	Opinion of Goodwin Procter LLP as to the legality of the securities.

10.1	Perini Corporation Amended and Restated (2004) General Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 of Form S-1 (File No. 333-111338)).

10.2	Perini Corporation Amended and Restated (2004) Construction Business Unit Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 of Form S-1 (File No. 333-111338)).

10.3	Management Agreement dated as of January 17, 1997 by and among the Company, Ronald N. Tutor and Tutor-Saliba Corporation (incorporated by reference to Exhibit 10.16 to Perini Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003).

10.4	Amendment No. 1 dated as of December 23, 1998 to the Management Agreement by and among the Company, Ronald N. Tutor and Tutor-Saliba Corporation (incorporated by reference to Exhibit 10.4 of Form S-1 (File No. 333-111338)).

10.5	Amendment No. 2 dated as of December 31, 1999 to the Management Agreement by and among the Company, Ronald N. Tutor and Tutor-Saliba Corporation (incorporated by reference to Exhibit 10.31 to Perini Corporation’s Quarterly Report on Form 10-Q for the first quarter ended March 31, 2000 filed on May 9, 2000).

10.6	Amendment No. 3 dated as of December 31, 2000 to the Management Agreement by and among the Company, Ronald N. Tutor and Tutor-Saliba Corporation (incorporated by reference to Exhibit 10.6 of Form S-1 (File No. 333-111338)).

10.7	Amendment No. 4 dated as of December 31, 2001 to the Management Agreement by and among the Company, Ronald N. Tutor and Tutor-Saliba Corporation (incorporated by reference to Exhibit 10.36 to Perini Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003).

10.8	Amendment No. 5 dated as of December 31, 2002 to the Management Agreement by and among the Company, Ronald N. Tutor and Tutor-Saliba Corporation (incorporated by reference to Exhibit 10.8 of Form S-1 (File No. 333-111338)).

10.9	1982 Stock Option and Long Term Performance Incentive Plan, as amended (incorporated by reference to Exhibit 10.9 of Form S-1 (File No. 333-111338)).

10.10	Special Equity Incentive Plan (incorporated by reference to Exhibit A to Perini Corporation’s Proxy Statement for the Annual Meeting of Stockholders dated April 19, 2000).

10.11	2004 Perini Corporation Stock Option and Incentive Plan (incorporated by reference to Exhibit D to Perini Corporation’s Proxy Statement for the Annual Meeting of Stockholders dated April 20, 2004).

10.12	Securities Purchase Agreement by and among Perini Corporation and Tutor-Saliba Corporation, O&G Industries, Inc. and National Union Fire Insurance Company of Pittsburgh, PA, dated as of February 5, 2000 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on February 9, 2000).

Exhibit Number	Description

10.13	Promissory Note dated as of September 6, 2000 by and among Mt. Wayte Realty, LLC (a wholly-owned subsidiary of Perini Corporation) and The Manufacturers Life Insurance Company (U.S.A.) (incorporated by reference to Exhibit 10.34 to Perini Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2000 filed on November 6, 2000).

10.14	Credit Agreement dated January 23, 2002 among Perini Corporation, Fleet National Bank, as Administrative Agent, Fleet National Bank, as Arranger, and the Lenders Party Hereto (incorporated by reference to Exhibit 10.35 to Perini Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001 filed on March 21, 2002).

10.15	Stock Purchase and Sale Agreement dated December 16, 2002 by and among the Company, James A. Cummings, Inc., James A. Cummings, William R. Derrer and Michael F. Lanciault (incorporated by reference to Exhibit 10.37 to Perini Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003).

10.16	Employment Agreement dated January 23, 2003 by and among the Company, James A. Cummings, Inc. and James A. Cummings (incorporated by reference to Exhibit 10.38 to Perini Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003).

10.17	First Amendment and Waiver dated February 14, 2003 to Credit Agreement among Perini Corporation, Fleet National Bank, as Administrative Agent, and the Lenders (incorporated by reference to Exhibit 10.39 to Perini Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003).

10.18	Second Amendment dated November 5, 2003 to Credit Agreement among Perini Corporation, Fleet National Bank, as Administrative Agent, and the Lenders (incorporated by reference to Exhibit 10.17 of Form S-1 (File No. 333-111338)).

10.19	Amendment No. 6 dated as of January 1, 2004 to the Management Agreement by and among the Company, Ronald N. Tutor and Tutor-Saliba Corporation (incorporated by reference to Exhibit 10.18 of Form S-1 (File No. 333-111338)).

10.20	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.19 of Form S-1 (File No. 333-111338)).

10.21	Third Amendment dated January 31, 2004 to Credit Agreement among Perini Corporation, Fleet National Bank, as Administrative Agent, and the Lenders (incorporated by reference to Exhibit 10.20 of Form S-1 (File No. 333-111338)).

10.22	Letter Agreement by and among Perini Corporation, Blum Capital Partners, L.P., PB Capital Partners, L.P., The Common Fund for Non-Profit Organizations, National Union Fire Insurance Company of Pittsburgh, Pa., and The Union Labor Life Insurance Company, acting on behalf of its Separate Account P, dated March 16, 2004 (incorporated by reference to Exhibit 10.21 of Form S-1 (File No. 333-111338)).

**21.1	List of Subsidiaries.

**23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1 hereto).

**23.2	Consent of Deloitte & Touche LLP.

**24.1	Power of Attorney (included on signature page).

*	Filed herewith.
**	Previously filed.